Exhibit 99.1

  Affirmative Insurance Holdings, Inc. Announces 2005 Second Quarter
                        and First Half Results

    ADDISON, Texas--(BUSINESS WIRE)--Aug. 11, 2005--Affirmative Insurance Holdings, Inc. (Nasdaq:AFFM), a producer and provider of personal non-standard automobile insurance, today announced financial results for the quarter and six months ended June 30, 2005.
    Highlights for the Company's 2005 second quarter and six months included:

    -- Net income for the second quarter of 2005 was $6.0 million, an increase of 8.8% compared to $5.5 million for the second quarter of 2004; net income for the six months ended June 30, 2005 was $14.0 million, an increase of 9.4% compared to $12.8 million for the same period last year.

    -- Earnings per share for the second quarter of 2005 were $0.36 per diluted share with an annualized return on equity of 11.9%; earnings per share for the six months ended June 30, 2005 were $0.83 per diluted share with an annualized return on equity of 14.1%.

    -- Total revenues for the second quarter of 2005 were $98.8 million, an increase of 47.0% as compared to total revenue of $67.2 million for the same period of 2004; total revenues for the six months ended June 30, 2005 were $185.9 million, an increase of 33.4% compared to $139.4 million for the same period last year.

    -- Book value per share was $12.81 as of June 30, 2005, as compared to book value per share of $12.19 as of December 31, 2004.

    "In the second quarter we continued to improve earnings and revenues in an increasingly competitive environment," said Thomas E. Mangold, chief executive officer of Affirmative Insurance Holdings, Inc. "In the face of deteriorating conditions in some of our markets, we remained steadfast to our strategy of maintaining underwriting discipline to sustain our margins. We will continue to develop our multiple distribution channel strategy throughout varying market conditions and make acquisitions to position ourselves for profitable growth."

    Second Quarter Financial Results

    Second quarter 2005 consolidated net income was $6.0 million or $0.36 per diluted share, up 8.8% from net income of $5.5 million or $0.47 per diluted share for the same period in 2004. Increases in consolidated net income were primarily due to increased retention of gross premium written in the insurance companies at favorable margins. Weighted average diluted shares for the second quarter of 2005 increased to 16.4 million compared to 11.8 million for the same quarter of the prior year, as a result of the Company's initial public offering in July 2004, partially offset by the repurchase of 2.0 million shares in June 2005.
    Consolidated revenues for the three months ended June 30, 2005 were $98.8 million, an increase of $31.6 million, or 47.0%, as compared to revenues of $67.2 million for the three months ended June 30, 2004. The increase in consolidated revenues was primarily due to increased retention of gross premiums written and increased invested assets in the insurance company operations.
    Total controlled premium decreased $20.2 million, or 20.9%, to $76.6 million in the second quarter of 2005 as compared to total controlled premium of $96.8 million in the second quarter of 2004. In the Company's Retail distribution channel, total controlled premium decreased $3.1 million, or 11.4%, to $24.3 million in the second quarter of 2005, principally due to decreases in its Midwest and Texas Retail Operations, partially offset by production at its Florida Retail Operation which was acquired in December of 2004. Total controlled premium from the Company's Independent Agency distribution channel decreased $5.6 million, or 13.5%, to $35.9 million primarily due to decreases at its Florida Underwriting Agency. Total controlled premium from unaffiliated underwriting agencies decreased by $11.5 million, or 41.4%, to $16.4 million in the second quarter of 2005, primarily due to the run-off of programs in California, Alabama and Georgia.
    Revenues from agency operations increased 2.6% to $41.4 million with a pretax margin of 14.7%, compared to revenues of $40.3 million with a pretax margin of 15.8% for the second quarter of 2004. Net income from agency operations decreased 7.5% to $3.6 million from $3.9 million in the same quarter of the prior year.
    Revenues from insurance company operations for the second quarter of 2005 were $85.1 million, an increase of 66.2% as compared to second quarter 2004 revenues of $51.2 million. The combined ratio for the second quarter of 2005 was 95.6% as compared to 94.7% for the second quarter of 2004. Net income from insurance company operations increased 64.1% to $3.2 million from $2.0 million in the same quarter of the prior year.

    Six Months Financial Results

    For the six months ended June 30, 2005 consolidated net income was $14.0 million or $0.83 per diluted share, up 9.4% from $12.8 million or $1.09 per diluted share for the same period in 2004. Weighted average diluted shares for the first half of 2005 were 16.8 million shares compared to 11.7 million for the same period last year.
    Consolidated revenues for the six months ended June 30, 2005 were $185.9 million, an increase of $46.5 million, 33.4% compared to $139.4 million for the six months ended June 30, 2004. The increase in consolidated revenues was primarily due to increased retention of gross premiums written and increased invested assets in the insurance company operations.
    Total controlled premium for the first half of 2005 was $189.9 million, a decrease of $25.7 million, or 11.9%, as compared to $215.6 million for the same period last year. In the Company's Retail distribution channel, first half 2005 total controlled premium was up slightly to $65.3 million compared to $65.0 million for the first half of 2004, primarily due to increases in its Texas and Florida Retail Operations, partially offset by decreases in its Midwest Retail Operation. In the Company's Independent Agency distribution channel, total controlled premium decreased $12.5 million, or 13.1%, to $82.9 million compared to $95.4 million for the same period in 2004, principally due to decreases in its Florida Underwriting Agency. Total controlled premium from unaffiliated underwriting agencies decreased by $13.6 million, or 24.5%, to $41.6 million compared to $55.2 million for the same period last year, primarily due to the run-off of programs in California, Alabama and Georgia.
    Revenues for the first half of 2005 for agency operations were $89.1 million, an increase of $6.2 million, or 7.5%, as compared to $82.9 million of revenues for the first half of 2004. Pretax margin for the six months ended June 30, 2005 was 16.0%, as compared to the 17.5% for the six months ended June 30, 2004. Net income from agency operations for the six months ended June 30, 2005 was $8.8 million, a decrease of 1.5% from $9.0 million for the same period last year.
    Revenues from insurance company operations for the six months ended June 30, 2005 were $161.1 million, an increase of $55.4 million, or 52.5% from the $105.7 million for the six months ended June 30, 2004. The combined ratio for the first half of 2005 was 95.2% compared to 93.9% for the first half of 2004. Net income for the six months ended June 30, 2005 was $6.6 million, an increase of $2.1 million, or 47.4%, as compared to net income of $4.5 million for the six months ended June 30, 2004.

    Recent Events

    Affirmative announced on July 19, 2005 that it had completed the acquisition of the assets of a personal non-standard auto insurance underwriting agency with operations in Michigan. The agency generates non-standard auto insurance premiums of approximately $20 million annually. Affirmative paid $600,000 at closing to the former owners and assumed certain liabilities for processing of claims and providing customer service for the existing business, and may pay up to an additional $1.3 million if certain performance criteria are met.
    Affirmative announced on June 1, 2005 that it had completed the purchase of 2.0 million shares of its common stock from Vesta Insurance Group, Inc. ("Vesta") at a price of $14.00 per share. The transaction was funded with the proceeds from a private placement of trust preferred securities and cash on hand.
    In relation to the purchase of shares from Vesta, Affirmative's newly formed Delaware trust subsidiary Affirmative Insurance Holdings Statutory Trust II completed the private placement of $25.0 million of 30-year floating rate trust preferred securities. The trust preferred securities bear an initial interest rate of 7.792 percent until June 15, 2010, at which time the securities will adjust quarterly to the 90 day LIBOR rate plus 355 basis points.
    Affirmative Insurance Holdings, Inc. received a $5.0 million dividend from Affirmative Insurance Company in the second quarter. The policyholders' surplus of Affirmative Insurance Company was $132.5 million as of June 30, 2005 as compared to $133.8 million as of March 31, 2005.

    Guidance and Supplemental Information

    Based on its current expectations of market conditions, Affirmative is adjusting its guidance for 2005 and estimates full year earnings to be in the range of $1.55 to $1.70 per diluted share from its earlier guidance of $1.75 to $1.85 per diluted share. This guidance is based on 15.9 million diluted shares, as compared to 17.1 million shares in the earlier guidance, and does not include the impact from any acquisitions that may occur in the future.
    To provide a more complete understanding of Affirmative's financial results, the Company has posted supplemental financial data on the investor relations portion of the Company's Web site, www.affirmativeholdings.com. The data pertains to second quarter financial results for 2004 and 2005.

    Conference call

    Affirmative will hold a conference today, Thursday, August 11th, at 11:00 a.m. Eastern Time, 10:00 a.m. Central Time. Following a brief presentation, participants will have the opportunity to ask questions. To participate in the call, dial 1-800-798-2796 (international dial 1-617-614-6204), 10 minutes before the conference call begins and use passcode 12219238.
    A real-time audio webcast of the conference call will also be available. To listen to the live call, select the webcast icon from the investor relations section of Affirmative's Web site www.affirmativeholdings.com at least 15 minutes before the start of the call to register, download and install any necessary audio software. Individuals accessing the audio webcast will be "listen only" and will not have the ability to participate in the Q&A session.
    A digital replay will be available one hour after the conclusion of the call. Interested individuals can access the webcast replay at www.affirmativeholdings.com, by clicking on the webcast link. The webcast replay will be available for 30 days after the call. Phone replay will be available through August 19th and may be accessed by dialing 1-888-286-8010 (international dial 1-617-801-6888), then enter passcode 58922291.

    About Affirmative Insurance Holdings, Inc.

    Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc., is a producer and provider of personal non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. Affirmative currently offers products and services in 12 states, including Texas, Illinois, California and Florida.

    Forward-Looking Statements Disclosure

    Certain information in this news release and other statements or materials are not historical facts but are forward-looking statements relating to such matters as: assumed future results of the Company's business; financial condition; liquidity; results of operations; plans; and objectives. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company provides the following cautionary remarks regarding important factors which, among others, could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, results of the Company's business, and the other matters referred to above include, but are not limited to: general volatility of the non-standard personal automobile and reinsurance markets; the market price of our common stock; changes in business strategy; severe weather conditions; availability, terms and deployment of capital; the degree and nature of competitor product and pricing activity; changes in the non-standard personal automobile insurance industry, interest rates or the general economy; identification and integration of potential acquisitions; claims experience; availability of qualified personnel; and the loss of one or more members of the Company's management team.


                 Affirmative Insurance Holdings, Inc.
          Consolidated Statements of Operations - Unaudited
            (dollars in thousands, except per share data)

                          Three months ended       Six months ended
                               June 30,                June 30,
                           2005        2004        2005        2004
                       ----------- ----------- ----------- -----------
Revenues
Net premiums earned       $77,441     $43,738    $145,377     $90,948
Commissions and fees       19,990      23,111      37,892      47,872
Net investment income       1,353         363       2,610         590
Realized gains (losses)         3          (3)          6         (20)
                       ----------- ----------- ----------- -----------
  Total revenues           98,787      67,209     185,885     139,390
                       ----------- ----------- ----------- -----------

Expenses
Losses and loss
 adjustment expenses       51,217      28,149      95,784      59,857
Policy acquisition and
 operating expenses        37,034      29,632      66,551      58,131
Interest expense              796         174       1,375         391
                       ----------- ----------- ----------- -----------
  Total expenses           89,047      57,955     163,710     118,379
                       ----------- ----------- ----------- -----------
  Net income before
   income taxes,
   minority interest
   and equity interest
   in unconsolidated
   subsidiaries             9,740       9,254      22,175      21,011
Income tax expense          3,452       3,311       7,858       7,518
Minority interest, net
 of income taxes              326         212         359         307
Equity interest in
 unconsolidated
 subsidiaries, net of
 income taxes                   -         250           -         423
                       ----------- ----------- ----------- -----------
Net income                 $5,962      $5,481     $13,958     $12,763
                       =========== =========== =========== ===========

Net income  per common
 share - Basic              $0.37       $0.47       $0.84       $1.10
                       =========== =========== =========== ===========
Net income per common
 share - Diluted            $0.36       $0.47       $0.83       $1.09
                       =========== =========== =========== ===========

Weighted average shares
 - Basic               16,218,769  11,671,883  16,530,619  11,627,149
Weighted average shares
 - Diluted             16,434,410  11,770,892  16,774,473  11,735,771


                 Affirmative Insurance Holdings, Inc.
                Condensed Consolidated Balance Sheets
                        (dollars in thousands)

                                              June 30,   December 31,
                                                2005         2004
                                             ----------- -------------
                                             (Unaudited)

Assets
Fixed maturities - available for sale          $162,307      $157,666
Short-term investments                                -         1,995
                                             -------------------------
                                                162,307       159,661
Cash and cash equivalents                        41,360        24,096
Fiduciary and restricted cash                    24,470        16,267
Premiums and fees receivable                    114,345       107,411
Commissions receivable                            9,964        11,890
Receivable from reinsurers                       46,048        75,403
Deferred acquisition costs                       27,796        19,118
Other assets                                    110,388       107,074
                                             ----------- -------------
        Total assets                           $536,678      $520,920
                                             =========== =============
Liabilities and Stockholders' Equity
Liabilities
    Reserves for losses and loss adjustment
     expenses                                   113,068        93,030
    Unearned premium                            112,242        90,695
    Amounts due reinsurers                       15,187        43,167
    Deferred revenue                             27,948        24,478
    Other liabilities                            77,822        64,244
                                             ----------- -------------
        Total liabilities                       346,267       315,614
                                             ----------- -------------
Stockholders' equity
    Common stock                                    169           168
    Additional paid-in capital                  152,049       151,752
    Treasury stock                              (28,000)            -
    Accumulated other comprehensive income
     (loss)                                        (226)          251
    Retained earnings                            66,419        53,135
                                             ----------- -------------
        Total stockholders' equity              190,411       205,306
                                             ----------- -------------
        Total liabilities and stockholders'
         equity                                $536,678      $520,920
                                             =========== =============

    CONTACT: Affirmative Insurance Holdings, Inc., Addison
             Chief Financial Officer
             Timothy A. Bienek, 972-728-6318